Exhibit 10.1

FORM OF

SEVERANCE BENEFIT AGREEMENT

THIS SEVERANCE BENEFIT AGREEMENT (this “Agreement”) is made and entered into effective as of [                  ], 2013 (the “Effective Date”), by and between Exterran Holdings, Inc., a Delaware corporation (the “Company”) and                                (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed as the [                              ] of [the Company][                              ], an affiliate of the Company]; and

WHEREAS, the Company and the Executive mutually desire to arrange for the Executive’s separation from employment with the Company and its affiliates in certain circumstances;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term.  This Agreement shall begin on the Effective Date and continue in effect for a term of one year, and will automatically renew for successive one-year terms until either party gives at least 365 days’ prior written notice of its intent to terminate, plus, in the event of the Executive’s Qualifying Termination of Employment for Good Reason, any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason (the “Term”).  This Agreement shall automatically terminate as of the last day of the Term or, if earlier, the date of the Executive’s termination of employment with the Company and all of its affiliates (“Termination Date”).  Termination of this Agreement shall not alter or impair any rights of the Executive arising under this Agreement on or prior to such termination.

2.             Qualifying Termination of Employment.  If the Executive incurs a Qualifying Termination of Employment during the Term, the Executive shall be entitled to the benefits provided in Section 3 hereof, subject to the terms and conditions of this Agreement; provided, that if the Executive’s termination of employment constitutes a “Qualifying Termination of Employment” for purposes of the Change of Control Agreement (as defined below), then the terms and conditions of the Change of Control Agreement shall control and the Executive’s termination shall not constitute a Qualifying Termination of Employment for purposes of this Agreement.  If the Executive’s employment terminates for any reason other than for a Qualifying Termination of Employment during the Term, then the Executive shall not be entitled to any benefits under this Agreement.

For purposes of this Agreement:

(a)           A “Qualifying Termination of Employment” shall mean a termination of the Executive’s employment with the Company (and all of its affiliates) during the Term either (i) by the Company other than for Cause or (ii) by the Executive for a Good Reason.  The Executive’s death or Disability during the Term shall not constitute a Qualifying Termination of Employment.

(b)                                 “Cause” shall mean the Company’s termination of the Executive’s employment due to one of the following reasons:

(i)                                     the commission by the Executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an affiliate);

(ii)                                  a conviction of the Executive for (or a plea of nolo contendere to) a felony or a crime involving fraud, dishonesty or moral turpitude;

(iii)                               willful failure of the Executive to follow the written directions the Board of Directors of the Company (the “Board”);

(iv)                              willful failure of the Executive to render services to the Company or an affiliate in accordance with the Executive’s employment arrangement, which failure amounts to a material neglect of the Executive’s duties to the Company or an affiliate; or

(v)                                 the Executive’s substantial dependence, as determined in the sole discretion of the Board, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended.

(c)           “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent:

(i)                                     a diminution in the Executive’s title, duties or responsibilities in effect as of the Effective Date or a permanent change in the Executive’s duties or responsibilities which are inconsistent with either the type of duties and responsibilities of the Executive or the Executive’s title as of the Effective Date, but excluding any such change that is in conjunction with and consistent with a promotion of the Executive;

(ii)           a reduction in the Executive’s then current base salary;

(iii)                               a reduction in the Executive’s then current annual target bonus percentage of base salary;

(iv)                              a reduction in the Executive’s employee benefits (without regard to bonus compensation, if any) if such reduction results in the Executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable executives of the Company generally;

(v)                                 the Executive’s being required to be based at any other office or location of employment more than fifty (50) miles from the Executive’s primary office or location of employment as of the Effective Date (other than in the case of repatriation); or

(vi)                              willful failure by the Company to pay any compensation to the Executive when due;

provided, however, that, Good Reason shall not exist with respect to such an event unless the Executive provides the Company a written notice of termination that sets forth in reasonable detail the facts and circumstances supporting the occurrence of such event within thirty (30) days of the date of first occurrence of such event.  If the Executive fails to provide such notice of termination timely, the Executive shall be deemed to have waived all rights the Executive may have under this Agreement with respect to such event.  The Company shall have thirty (30) business days from the date of receiving such notice of termination to cure the event.  If the Company cures the event, such notice of termination shall be deemed rescinded.  If the Company fails to cure the event timely, the Executive shall be deemed to have terminated for Good Reason at the end of such thirty (30)-day cure period.

3.             Severance and Other Entitlements.  In consideration for the Executive’s execution of this Agreement, including the provisions in Section 4 of this Agreement, and subject to the execution of the Waiver and Release attached hereto as Attachment A (the “Waiver”), without revocation (as described in Section 3(e) below), the Company and the Executive agree as follows:

(a)           Accrued Obligations.  The Company shall pay to the Executive his base salary earned but unpaid, his earned but unused vacation days and any unreimbursed business expenses (the “Accrued Obligations”), as of the date of the Qualifying Termination of Employment (the “Separation Date”), in accordance with its normal payroll practices, but in no event later than thirty (30) days following the Separation Date.

(b)           Severance Payment.  The Company shall pay the Executive a lump-sum amount equal to the Severance Payment on the thirty-fifth (35th) day after the Separation Date, subject to the Waiver requirement described in Section 3(e) below.  The “Severance Payment” shall be the sum of:

(i)                                     the sum of (A) the Executive’s annual rate of base salary (without regard to bonus compensation) as in effect immediately prior to the Separation Date, plus (B) the amount of Executive’s annual incentive award opportunity calculated as a percentage of his annual base salary for the year in which the Separation Date occurs calculated at the target percent (the “Incentive Opportunity”) (not prorated); plus

(ii)                                  the Executive’s target Incentive Opportunity for the year in which the Separation Date occurs, prorated to the Separation Date.

(c)           Equity.  The Executive’s outstanding equity, equity-based or cash awards (including, without limitation, any stock options, restricted stock, restricted stock units and performance shares or units) granted under the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan or the Exterran Holdings, Inc. 2013 Stock Incentive Plan and, subject to the consent of the Compensation Committee of the Board of Directors of Exterran GP LLC, outstanding phantom units granted under the Exterran Partners, L.P. Long-Term Incentive Plan, in any case, that would have otherwise vested during the twelve (12)-month period beginning immediately following the Separation Date and ending on the first (1st) anniversary of the Separation Date will vest in full as of the Separation Date and will be paid or delivered in accordance with the terms of the applicable award agreements.  With respect to the Executive’s performance units or performance shares, if any, that are outstanding and vested as of the Separation Date (after taking into consideration any accelerated vesting that occurs in accordance with this Section 3(c)), (i) if the achievement of the performance goals applicable to such performance units or performance shares, as applicable, has been measured as of the Separation Date, such earned, vested performance units or performance shares, as applicable, shall be paid to the Executive on the thirty-fifth (35th) day after the Separation Date in a single lump sum cash amount equal to the closing price of a share of Exterran Holdings, Inc. common stock on the Separation Date multiplied by the number of such earned, vested performance units or performance shares, as applicable; and (ii) if the achievement of the performance goals applicable to such performance units or performance shares, as applicable, has not yet been measured as of the Separation Date, then such achievement shall be measured as by the Compensation Committee of the Board in accordance with its normal practices and timing following the conclusion of the performance period applicable to such performance units or performance shares, as applicable, and such earned, vested performance units or performance shares, as applicable, shall be paid to the Executive in accordance with the terms of the applicable award agreement between the Executive and the Company, but in no event later than March 15th of the year following the year in which the Separation Date occurs; provided, that if the achievement of the applicable performance goals cannot be determined prior to March 15th of the year following the year in which the Separation Date occurs, vested performance units or performance shares, as applicable, shall be paid to the Executive at target.  Notwithstanding the terms of any Company (or affiliate) plan or agreement between the Company (or an affiliate thereof) and the Executive to the contrary, the accelerated vesting of all equity awards held by the Executive as of the Separation Date shall be governed by this Section 3(c).

(d)           Medical Benefits.  During the period commencing on the Separation Date and ending on the earlier of (i) the first (1st) anniversary of the Separation Date or (ii) the date the Executive and his eligible dependents are eligible for coverage under the medical plan of a subsequent employer of the Executive, the Executive and his eligible dependents will be eligible to continue to be covered under the Company’s medical plan as in effect during such period, subject to the Executive’s timely payment of the plan premiums, at the active employee rates as in effect from time to time during such period.  The foregoing notwithstanding, the Company may amend, modify or terminate its medical plan, without the consent of the Executive.  The parties further agree that any such action by the Company will not be a breach of this Agreement by the Company nor will it entitle the Executive to any payment or replacement benefits.  The Executive acknowledges that the portion of the premiums paid by the Company (or an affiliate of the Company) is taxable income to the Executive and the Company (or an affiliate) will report such portion of the premiums as imputed income to the Executive on the applicable Internal Revenue Service tax reporting forms.  Notwithstanding the foregoing, with regard to such medical continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly premium that the Executive would be required to pay to continue the Executive’s and the Executive’s covered dependents’ group insurance coverage as in effect on the Separation Date (which amount shall be based on the premiums for the first month of such continued coverage).

(e)           Waiver.  The foregoing to the contrary notwithstanding, the Executive’s entitlement to the payment and benefits described in this Section 3, other than the Accrued Obligations provided in Section 3(a) and the payments and entitlements described in Section 3(f) hereof (solely for purposes of this Section 3(e), the “Excluded Payments”), are subject to, and contingent upon the Executive’s execution, without revocation during the seven (7)-day revocation period following execution, of the Waiver within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) following the Separation Date (but not before the Separation Date).  The parties hereto acknowledge that the consideration to be provided under this Section 3 includes, in part, consideration for the Waiver.  The Company’s obligation to make any payments otherwise due under this Section 3, other than the Excluded Payments, shall cease in the event the Executive fails to execute the Waiver within the time period set forth herein, and thus the Executive shall not be entitled to any of the payments and entitlements provided in this Section 3 other than the Excluded Payments.  No payments shall be made until the expiration of the seven (7)-day revocation period following the Executive’s execution of the Waiver (the “Waiver Effective Date”).  Regardless of whether the Executive executes the Waiver, the Executive is entitled to elect COBRA continuation coverage under the Company’s group health plan for himself and his covered dependents, subject to the Executive’s payment of the full COBRA cost and without any reimbursement by the Company of any portion of that cost.

(f)            Other Benefits.  Nothing herein shall be deemed to affect the Executive’s rights to any accrued and/or vested benefits as of the Separation Date, including, without limitation, pursuant to any deferred compensation plan or program, the Company’s Employee Stock Purchase Plan or the Company’s 401(k) plan, in accordance with the terms and conditions of the applicable agreements, plans and programs for such benefits.  The parties acknowledge and agree that the Severance Payment is not eligible compensation for purposes of the Company’s 401(k) plan (and thus is not eligible for a matching contribution thereunder).

Notwithstanding anything herein to the contrary, if (i) the Executive resides outside of the United States and is entitled to receive severance or similar benefits (“Statutory Severance”) under the laws of the Executive’s country of residence and (ii) the Executive incurs a Qualifying Termination of Employment during the Term and becomes entitled to the benefits provided in Section 3 hereof, then such Executive will be entitled to receive either (i) the Statutory Severance or (ii) the payments or benefits described in this Section 3, whichever is greater.

4.             Nondisparagement Covenant.  The Executive, acting alone or in concert with others, agrees that from and after the Separation Date he will not publicly criticize or disparage the Company or its affiliates, or privately criticize or disparage the Company or its affiliates in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Executive to any state or federal law enforcement or regulatory agency or any legislative or regulatory committee or require notice to the Company thereof.

5.             Return of Property.  On or immediately following the Separation Date, the Executive shall promptly return all Property (as hereinafter defined) which had been entrusted or made available to the Executive by the Company; provided that if such Property is in electronic form the Executive shall be deemed to comply with this Section 5 if he deletes such Property from his computers. The term “Property” shall mean all records, files, memoranda, reports, keys, codes, computer hardware and software, documents, videotapes, written presentations, brochures, drawings, notes, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions and all other writings or materials of any type and other property of any kind or description (whether in electronic or other form) prepared, used or possessed by the Executive during his employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by the Executive individually or with others during his employment which relate to the Company’s business, products or services.

6.             Post-Separation Date Assistance.  Following the Separation Date, the Executive agrees that he will reasonably and appropriately respond to all inquiries from the Company relating to any current or future litigation of which he may have relevant information, and shall make himself reasonably available to confer with the Company and otherwise provide testimony as the Company may deem necessary in connection with such litigation, subject in all cases to his other business and personal commitments.  Such assistance shall not exceed five (5) days per year and shall be provided by the Executive without remuneration, but the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in complying with this Section 6 upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.

7.             Assignment.  This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company without the Executive’s prior written consent except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.  The Executive may not assign this Agreement or any of his rights and obligations under this Agreement without the prior written consent of the Company.  Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the Company and the Executive and their respective successors and assigns.

8.             No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

9.             Arbitration.  Any dispute, controversy or claim arising out of or relating to the obligations under this Agreement, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules.  The arbitrator shall be selected by mutual agreement of the parties, if possible.  If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the “AAA”).  The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.  Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.  This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation.  All fees and expenses of the arbitration, including a transcript if requested but not including the legal costs and fees incurred by any party to such arbitration, will be borne by the parties equally.  Each party shall be responsible for its own legal costs and fees.

10.          Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Exterran Holdings, Inc.

16666 Northchase Drive

Houston, TX 77060

Attention:  General Counsel

To the Executive:

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery or by overnight delivery service, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth (5th) day after the day on which such notice is mailed.

11.          “At-Will” Employment.  Nothing in this Agreement modifies the nature of the employment relationship between the Company and its affiliates and the Executive which continues to be an “at-will” relationship.

12.          Tax Withholding.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

13.          Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

14.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

15.          Titles.  The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

16.          Governing Law.  This Agreement will be construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law thereof.

17.          Venue.  Except as provided in Section 9, any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas.  Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

18.          Section 409A.  Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and accompanying Department of Treasury regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), and, to the extent applicable, the provisions of this Agreement will be administered, interpreted and construed accordingly.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the Company shall negotiate in good faith with the Executive to adopt such amendments to this Agreement and/or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 18 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding any provision of this Agreement to the contrary, the Company and the Executive agree that no benefit or benefits under this Agreement, including, without limitation, any severance payments or benefits payable under Section 3 hereof, shall be paid to the Executive during the six (6)-month period following the Separation Date if paying such amounts at the time or times indicated in this Agreement would constitute a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first (1st) business day next following the earlier of (i) the date that is six (6) months and one day following the date of the Executive’s termination of employment, (ii) the date of the Executive’s death or (iii) such earlier date as complies with the requirements of Section 409A, the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

19.          Entire Agreement.  Each party acknowledges that this Agreement is the complete and exclusive statement of the agreement between the parties regarding the subject matter herein and supersedes any other oral or written agreements between the parties or any other Company policy with respect to the subject matter hereof or any other matters related to Executive’s termination with the Company or its affiliates; provided, however, that the Change of Control Agreement between the Company and the Executive dated                              (the “Change of Control Agreement”) shall remain in full force and effect through the Separation Date (and if there is a Qualifying Termination of Employment under the Change of Control Agreement, then the Change of Control Agreement shall apply in lieu of this Agreement (and this Agreement shall be of no further force and effect)).  This Agreement may not be modified or altered except by a written instrument duly executed by both parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the Effective Date.

EXTERRAN HOLDINGS, INC.

By:

EXECUTIVE

[Name]

Attachment A

WAIVER AND RELEASE

In exchange for the consideration offered under the Severance Benefit Agreement between me and Exterran Holdings, Inc. (the “Company”), dated as of [                        ] (the “Agreement”), I hereby waive all of my claims and release the Company, any affiliate, subsidiary or venture of the Company, including, but not limited to, Exterran Partners, L.P. and Exterran GP LLC, and any of their respective officers, directors, employees, partners, investors, counsel or agents, their benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release.  I understand that I have at least [twenty-one (21)] [forty-five (45)] calendar days to consider whether to sign and return this Waiver and Release to the Company by first-class mail or by hand delivery in order for it to be effective.

In exchange for the consideration offered to me by the Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any charges of discrimination, or any other action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company with respect to the claims released by me herein, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Agreement, rights under employee benefit plans or programs other than those specifically addressed in the Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  I acknowledge and agree that the Company will withhold any taxes required by law from the amount payable to me under the Agreement and that such amount shall be reduced by any monies owed by me to the Company.

This Waiver and Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims.  Excluded from this Waiver and Release are any claims which by law cannot be waived in a private agreement between an employer and employee, including but not limited to claims under the Fair Labor Standards Act and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency.  I waive, however, the right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, advancement of expenses and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan, tax-qualified plan or other Benefit Plans.  For the avoidance of doubt, the term “Benefit Plans” includes any outstanding equity awards under an equity incentive plan, any deferred compensation plan, the Company’s Employee Stock Purchase Plan and the Company’s 401(k) plan and the Severance Payment under the Agreement is not eligible compensation for purposes of the Company’s 401(k) plan (and thus is not eligible for a matching contribution thereunder).

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

I understand that for a period of seven calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Agreement to which I would not otherwise have been entitled.  I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release becoming effective, permanent and irrevocable at the end of the Waiver Revocation Period.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions, have it explained to me and had the opportunity to seek independent legal advice with respect to the matters addressed in this Waiver and Release and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release, except for those claims specifically not released by me herein.

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By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED this

              day of                               , 20

[NAME]